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                           ESSEX PROPERTY TRUST, INC.

                             ARTICLES SUPPLEMENTARY
                 Reclassifying 1,600,000 shares of Common Stock
                             as 1,600,000 shares of
                 8.75% CONVERTIBLE PREFERRED STOCK, SERIES 1996A

         Essex Property Trust, Inc., a corporation organized and existing under the laws of Maryland (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority conferred upon the Board of Directors of the Corporation by Article FIFTH of its Charter (the "Charter") in accordance with Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation, at a meeting held on June 26, 1996, duly adopted a resolution reclassifying 1,600,000 authorized but unissued shares of Common Stock (par value $.0001 per share) as Preferred Stock (par value $.0001 per share), designating such newly reclassified Preferred Stock as 8.75% Convertible Preferred Stock, Series 1996A, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth below and authorizing the issuance of such series of Preferred Stock as set forth below. Upon any restatement of the Charter, Sections 1 through 11 of this Article FIRST shall become subsection (e) of Article FIFTH of the Charter.

         Section 1.  Designation and Amount.

                   Of the 670,000,000 authorized shares of Common Stock, 1,600,000 shares are reclassified and designated 8.75% Convertible Preferred Stock, Series 1996A (the "Series 1996A Stock").

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        Section 2.  Dividends and Distributions.

                  (a) Holders of shares of Series 1996A Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative cash dividends equal to the greater of (i) 8.75% of $25.00 per share (such $25.00, the "Stated Value") per annum (rounded up to the nearest whole cent), payable quarterly, in arrears, on the 15th day of January, April, July and October of each year, commencing October 15, 1996 (each a "Dividend Payment Date") or (ii) the dividend (determined as of the most recent dividend payment date for the Common Stock) paid with respect to each share of Common Stock multiplied by a fraction of which the numerator is the Conversion Price in effect as of such Dividend Payment Date and the denominator of which is the initial Conversion Price. The dividend will accrue daily on the basis of a 360-day year of twelve 30-day months, whether or not the Corporation has earnings or surplus, and the dividend payable to the holder of a share of Series 1996A Stock on the first Dividend Payment Date after the share is issued will be the accrued dividend calculated from the day the share is issued to the Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend due on that Dividend Payment Date will be paid on the Business Day immediately succeeding that Dividend Payment Date. As used with regard to the Series 1996A Stock, the term "Business Day" means a day on which both state and federally chartered banks in New York, New York are required to be open for general banking business.

                  (b) Each dividend will be payable to holders of record of the Series 1996A Stock on a date (a "Record Date") selected by the Board of Directors which is not less than ten nor more than forty-five days before the Dividend Payment Date on which the dividend is to be paid. No Record Date will precede the close of business on the date the Record Date is fixed.

                  (c) Unless and until all accrued dividends on the Series 1996A Stock under Section 2(a) through the last preceding Dividend Payment Date have been paid, the Corporation may not (i) declare or pay any dividend, make any distribution (other than a distribution payable solely in shares of Common Stock), or set aside any funds or assets for payment or distribution

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with regard to any Junior Shares (as herein defined), (ii) redeem or purchase
(directly or through subsidiaries), or set aside any funds or other assets for the redemption or purchase of, any Junior Shares or (iii) authorize, take or cause to be taken any action as general partner of Essex Portfolio L.P., a California limited partnership (the "Operating Partnership"), that will result in (A) the declaration or payment by the Operating Partnership of any distribution to its partners (other than distributions payable to the Corporation as general partner that will be used by the Corporation to fund the payment of dividends on the Series 1996A Stock (such distributions to the Corporation being referred to as "Authorized GP Distributions")), or set aside any funds or assets for payment of any distributions (other than Authorized GP Distributions) or (B) the redemption or purchase (directly or through subsidiaries), or the setting aside of any funds or other assets for the redemption or purchase of, any partnership interests in the Operating Partnership. As used with regard to the Series 1996A Stock, the term "Junior Shares" means all shares of Common Stock and all shares of any other class or series of stock of the Corporation to which the shares of Series 1996A Stock are prior in rank with regard to payment of dividends.

                  (d) While any shares of Series 1996A Stock are outstanding, the Corporation may not pay any dividend, or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of stock of the Corporation which ranks on a parity with the Series 1996A Stock as to payment of dividends unless at least a proportionate payment is made with regard to all accrued dividends together with all accrued but not yet due dividends (whether or not authorized) (collectively, "Accrued Dividends") on the Series 1996A Stock. A payment of dividends with regard to the Series 1996A Stock will be proportionate to a payment of a dividend with regard to another class or series of stock if the dividend per share of Series 1996A Stock is the same percentage of the Accrued Dividends with regard to a share of Series 1996A Stock that the dividend paid with regard to a share of stock of the other class or series is of the Accrued Dividends with regard to a share of stock of that other class or series.

                  (e) Any dividend paid with regard to shares of Series 1996A Stock will be paid equally with regard to each outstanding share of Series 1996A Stock.


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         Section 3.  Voting Rights.

                   The voting rights of the holders of shares of Series 1996A Stock will be only the following:

                   (a) (i) The holders of the Series 1996A Stock, voting as a separate class, shall have the right to elect one director of the Corporation (a "Series 1996A Director"), in addition to the other directors elected by the holders of Common Stock (the "Common Directors") or any holders of any other class or series of stock of the Corporation voting as a separate class with the holders of the Common Stock.

                       (ii) The holders of the Series 1996A Stock, voting as a separate class, shall have the right, as specified below, to elect additional directors (and to fill vacancies occurring with respect to any director, so elected by the holders of the Series 1996A Stock) of the Corporation, in addition to the director elected pursuant to Section 3(a)(i) and in addition to the other directors elected by the holders of Common Stock or any holders of any other class or series of stock of the Corporation voting as a separate class with the holders of the Common Stock.

                                    (A) In the event of a Charter Breach, as
hereinafter defined, the number of directors shall be increased by three directors, who shall be elected as soon as practicable pursuant to the Charter by the holders of the Series 1996A Stock, to serve until the next annual meeting of stockholders and until such directors' successors are elected and qualify. A Charter Breach shall mean a breach by the Corporation of Sections 3(b) or 3(c) hereof or any successor provisions contained in any amendment to or restatement of the Charter.

                                    (B) In the event of a Dividend Default, as
hereinafter defined, or in the event of both a Dividend Default and a Charter Breach, the number of directors shall be increased by four directors, who shall be elected as soon as practicable pursuant to the Charter by the holders of the Series 1996A Stock, to serve until the next annual meeting of stockholders and until such directors' successors are elected and qualify. A Dividend Default shall occur if, at any time, dividends are not paid in full with respect to all shares of Series 1996A Stock on any four


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Dividend Payment Dates such that dividends due on such four dates have not been fully paid and are outstanding in whole or in part at the same time.

                                    (C) In the event of a Dividend Default
and/or a Charter Breach, the number of Series 1996A Directors elected at each subsequent annual meeting of shareholders shall be increased as provided in subparagraphs A and B above, e.g., if a Charter Breach has occurred, the holders of Series 1996A Stock shall elect four Series 1996A Directors at subsequent annual meetings and, if a Dividend Default has occurred, or if both a Dividend Default and a Charter Breach have occurred, the holders of Series 1996A Stock shall elect five Series 1996A Directors at subsequent annual meetings, subject to the classification required by Section 2.3 of the Bylaws.

                           (iii) The holders of the Series 1996A Stock may
exercise any right under Section 3(a)(i) or (ii) to elect a director either at a special meeting of the holders of the Series 1996A Stock or at an annual meeting of the stockholders of the Corporation held for the purpose of electing directors.

                           (iv) Whenever the holders of the Series 1996A Stock
have the right under Section 3(a)(i) or (ii) to elect a director, but have not done so, the Secretary of the Corporation will, upon the written request of the holders of record of at least 25% of the outstanding shares of Series 1996A Stock, call a special meeting of the holders of the Series 1996A Stock for the purpose of electing a director or directors, as the case may be. That meeting will be held at the earliest practicable date upon the notice required for annual meetings of stockholders of the Corporation (or such shorter notice as is agreed to in writing by the holders of all the outstanding shares of Series 1996A Stock before or within ten days after the meeting) at the place specified in the request for a meeting, or if there is none, at a place in New York, New York designated by the Secretary of the Corporation. If the meeting has not been called within fifteen days after delivery of the written request to the Secretary of the Corporation, or within twenty days after the request is mailed by registered mail, addressed to the Secretary of the Corporation at the Corporation's principal office, the holders of record of at least 25% of the


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outstanding shares of Series 1996A Stock may designate in writing one holder to call the meeting at the expense of the Corporation, and the meeting may be called by that person upon the notice required for annual meetings of stockholders (or such shorter notice as is agreed to in writing by the holders of all the outstanding Series 1996A Stock before or within ten days after the meeting). Any holder of Series 1996A Stock or its representatives will have access to the stock ledger of the Corporation relating to the Series 1996A Stock for the purpose of causing a meeting of stockholders to be called in accordance with this Section 3(a)(iv).

                           (v) A director elected in accordance with Section
3(a)(i) or (ii) will serve until the next annual meeting of stockholders of the Corporation and until his or her successor is elected and qualified by the holders of the Series 1996A Stock, except as otherwise provided in the Charter or Bylaws.

                  (b) While any shares of Series 1996A Stock are outstanding, the Corporation will not, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without approval of holders of at least 66-2/3% of the outstanding shares of Series 1996A Stock, voting separately as a class, (i) increase the number of authorized shares of Series 1996A Stock or authorize the issuance or issue of any shares of Series 1996A Stock other than to existing holders of Series 1996A Stock, (ii) increase the authorized number of shares of or create, reclassify or issue any class or series of stock ranking prior to or on a parity with the Series 1996A Stock either as to dividends or upon liquidation, (iii) amend, alter or repeal any of the provisions of the Charter so as to affect adversely the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series 1996A Stock, (iv) amend, alter or repeal (a) the final paragraph of Section 1.11, the final paragraph of Section 1.12, Section 2.2,
Section 3.1, Section 6.7 or Section 8.6 of the Bylaws of the Corporation, (b) any other provision of the Bylaws relating to nomination, election, classification, qualification or removal of directors elected by the holders of Series 1996A Stock or size of the Board or (c) any other provision of the Bylaws in a manner which would adversely affect the rights of the holders of the



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Series 1996A Stock, (v) authorize any reclassification of the Series 1996A
Stock, (vi) except as otherwise provided herein, require the exchange of Series 1996A Stock for other securities, or (vii) effect a voluntary liquidation, dissolution or winding up of the Corporation, the sale of substantially all of the assets of the Corporation, the merger or consolidation of the Corporation or the Operating Partnership or recapitalization (except a merger of a wholly-owned subsidiary of the Corporation into the Corporation in which the Corporation's capitalization is unchanged as a result of such merger) of more than 40% of the Corporation's total market capitalization (market value of the Corporation's equity plus total indebtedness) in a single transaction or a series of related transactions, provided that successive offerings of the Corporation's equity or debt to the public shall not be considered related transactions.

                  (c) While any shares of the Series 1996A Stock are outstanding, the Corporation and the Operating Partnership will not, directly or indirectly, including through a merger or consolidation with any other corporation or otherwise, without the approval of the holders of a majority of the outstanding shares of Series 1996A Stock, voting separately as a class, propose, authorize, take, or cause to be taken or allow to occur any of the following actions: (i) the sale, transfer or assignment, in a single transaction or series of transactions, of beneficial interests in or voting rights with respect to assets of the Corporation or the Operating Partnership or any other person (except that with respect to any such other person in which the Corporation or Operating Partnership has a minority interest such that a sale, transfer or assignment is not within the Corporation's or Operating Partnership's control, this prohibition shall not apply) owned directly or indirectly by the Corporation to the extent of the Corporation's attributed interest in such other person, having a fair market value (based on the value of the total consideration of each such transaction, including, without limitation, any debt assumed by any purchaser in connection therewith) in excess of $45,000,000 within any 90-day period or $125,000,000 within any 360-day period;
(ii) the Corporation's termination of the election, or the taking of any action by the Corporation which would cause termination other than by election, of the Corporation as a real estate investment trust under the Internal Revenue Code of 1986, as


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amended; (iii) any alteration in the Corporation's or the Operating
Partnership's business such that (A) less than 65% of the Corporation's or the Operating Partnership's assets (in terms of book value plus accumulated depreciation) are located in the States of California, Oregon and Washington,
(B) less than 80% of the Corporation's or the Operating Partnership's assets (in terms of book value plus accumulated depreciation) are located west of the Mississippi River or (C) less than 80% of the Corporation's or the Operating Partnership's assets (in terms of book value plus accumulated depreciation) are classified as multi-family residential properties; or (iv) any Change in Control of the Corporation or the Operating Partnership (as defined below).

                   As used herein, the Corporation shall be deemed to have allowed a "Change of Control" of the Corporation or the Operating Partnership to have occurred if any of the following occur: (i) the Corporation takes or fails to take any action such that it ceases to be required to file reports under
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor to that Section; (ii) any "person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) is permitted by the Board or the Corporation to become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (a) 30% or more of the outstanding shares of Common Stock, or (b) 30% (by right to vote or grant or withhold any approval) of the outstanding securities of any other class or classes which individually or together have the power to elect a majority of the members of the Board; (iii) the Board determines to recommend the acceptance of any proposal set forth in a tender offer statement or proxy statement filed by any person with the Securities and Exchange Commission which indicates the intention on the part of that person to acquire, or acceptance of which would otherwise have the effect of that person acquiring, control of the Corporation;
(iv) other than as a result of the death or disability of one or more of the directors within a three-month period, a majority of the members of the Board for any period of three consecutive months are not persons who (a) had been directors of the Corporation for at least the preceding 24 consecutive months or were elected by the holders of the Series 1996A Stock, voting separately as a class, or (b) when they initially were elected to the Board, (x) were nominated (if they were elected by the



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stockholders) or elected (if they were elected by the directors) with the affirmative concurrence of 66-2/3% of the directors who were Continuing Directors at the time of the nomination or election by the Board and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (a) and (b) of this subsection (iv) being "Continuing Directors"); (v) the Corporation ceases to be the sole General Partner of the Operating Partnership or grants or sells to any third party the power to control or direct the actions of the Operating Partnership as if such third party were a general partner of the Operating Partnership; or (vi) the Operating Partnership is a party to any entity conversion or any merger or consolidation in which the Operating Partnership is not the surviving entity in such merger or consolidation.

         Section 4. Liquidation. Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of the Series 1996A Stock will be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Shares, an amount per share (the "Liquidation Preference") equal to 105% of the sum of (i) Stated Value plus (ii) all Accrued Dividends with regard to the Series 1996A Stock to the date of final distribution (whether or not declared). If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds of those assets, available for distribution to the holders of Series 1996A Stock and of shares of all other classes or series which are on a parity as to distributions on liquidation with the Series 1996A Stock are not sufficient to pay in full the Liquidation Preference to the holders of the Series 1996A Stock and any liquidation preference of all other classes or series which are on a parity as to distributions on liquidation with the Series 1996A Stock, then the assets, or the proceeds of those assets, which are available for distribution to the holders of Series 1996A Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series 1996A Stock will be distributed to the holders of the Series 1996A Stock and of the



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shares of all other classes or series which are on a parity as to distributions on liquidation with the Series 1996A Stock ratably in accordance with the respective amounts of the liquidation preferences of the shares held by each of them. After payment of the full amount of the Liquidation Preference, the holders of Series 1996A Stock will not be entitled to any further distribution of assets of the Corporation. For the purposes of this Section, neither a consolidation or merger of the Corporation with another corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities, will be considered a liquidation, dissolution or winding-up of the Corporation.

         Section 5.  Conversion Into Common Stock.

                  (a) Optional Conversion. (i) Each holder of shares of Series 1996A Stock will have the right, at the holder's option, to convert all or any of the shares of Series 1996A Stock held of record by the holder into (A) a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to Stated Value plus the amount, if any, of Accrued Dividends as of the effective date of the conversion, divided by the Conversion Price then in effect, or (B) such other securities or assets as the holder is entitled to receive in accordance with
Section 5(e).

                           (ii) Notwithstanding the provisions of Section
5(a)(i), the shares of Series 1996A Stock shall not be convertible into Common Stock until June 20, 1997, and beginning on such date a number of shares of Series 1996A Stock equal to 25% of the authorized shares of Series 1996A Stock, and then at the beginning of each of the next three three-month periods thereafter, an additional number of shares equal to 25% of such authorized shares shall become convertible into Common Stock as provided herein; provided, further, however, that, in the case of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, shares of Series 1996A Stock shall, at the option of the holder thereof, immediately become convertible into Common Stock as provided herein.

                           (iii) The holder of each share of Series 1996A Stock
to be converted must surrender the certificate representing that share to the conversion agent for the Series



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1996A Stock appointed by the Corporation (which may be the Corporation itself), with the Notice of Election to Convert on the back of that certificate duly completed and signed, at the principal office of the conversion agent. If the shares issuable on conversion are to be issued in a name other than the name in which the Series 1996A Stock is registered, each share surrendered for conversion must be accompanied by an instrument of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax which is required to be paid in connection with the transfer or evidence that such tax has been paid.

                  (b) Mandatory Conversion. If after June 20, 2001, the closing price of the Common Stock on each of at least 20 Trading Days (as herein defined) (including the trading day immediately before the Notice of Mandatory Conversion) out of the preceding period of 30 consecutive Trading Days immediately prior to the Notice of Mandatory Conversion shall be greater than the Conversion Price in effect on each of such 20 Trading Days, the Corporation shall have the right, subject to the right of the holders under Section 7, to convert all, but not less than all, of the outstanding shares of Series 1996A Stock into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) equal to Stated Value plus the amount, if any, of Accrued Dividends as of the effective date of the conversion, divided by the Conversion Price then in effect. In order to effect the mandatory conversion of the Series 1996A Stock, the Corporation shall mail a notice (the "Notice of Mandatory Conversion") to all holders of outstanding shares of Series 1996A Stock on a date (the "Mandatory Conversion Notice Date") at least 90 but not more than 120 days prior to the conversion date specified in the Notice of Mandatory Conversion (the "Mandatory Conversion Date"). If the Corporation gives a Notice of Mandatory Conversion, the outstanding shares of Series 1996A Stock will be automatically converted into shares of Common Stock at the close of business on the Mandatory Conversion Date regardless of whether the holders of shares of Series 1996A Stock actually surrender the certificates representing their shares of Series 1996A Stock for conversion. At the close of business on the Mandatory Conversion Date,



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(i) the certificates representing the shares of Series 1996A Stock will cease to represent anything other than the right to receive the shares of Common Stock into which the shares of the Series 1996A Stock were automatically converted and
(ii) the Corporation may, at its option (the exercise of which will be described in the Notice of Mandatory Conversion), either (A) deliver certificates representing the shares of Common Stock to which the holders of the Series 1996A Stock are entitled without requiring the surrender of the certificates which formerly represented shares of Series 1996A Stock, or (B) deliver certificates representing the shares of Common Stock when the holder surrenders the certificates which formerly represented the Series 1996A Stock and complies with the other requirements of subparagraph 5(a)(iii).

                  (c) Conversion Procedures. (i) The effective time of the conversion under Section 5(a) shall be immediately prior to the close of business on the day when all the conditions in Section 5(a)(iii) have been satisfied. The effective time of the conversion under Section 5(b) shall, subject to the rights of holders under Section 5(a) and Section 7, be immediately prior to the close of business on the Mandatory Conversion Date.

                           (ii) If shares are surrendered between the close of
business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date ("Ex Record Date Shares"), the dividend with respect to those shares will be payable on the Dividend Payment Date to the holder of record of the Ex Record Date Shares on the dividend payment Record Date notwithstanding the surrender of the Ex Record Date Shares for conversion after the dividend payment Record Date and prior to the Dividend Payment Date. The Corporation will make no payment or adjustment for Accrued Dividends on Ex Record Date Shares, whether or not in arrears, or for dividends on the shares of Common Stock issued upon conversion of the Ex Record Date Shares, other than to make payment to the holder of record thereof on the Record Date. The provisions of this Section 5(c)(ii) shall not limit the obligation of the Corporation to issue shares of Common Stock in conversion of shares of Series 1996A Stock, including Ex Record Date Shares, at Stated Value plus Accrued Dividends, as elsewhere provided in these Articles.


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                           (iii) Except as otherwise permitted in clause (ii)(B)
of the last sentence of Section 5(b), as promptly as practicable after the effective time for conversion of shares of Series 1996A Stock, the Corporation will issue and will deliver to the holder at the office of the conversion agent, or on the holder's written order, a certificate or certificates representing the number of full shares of Common Stock issuable upon the conversion of the shares of Series 1996A Stock. Any fractional interest in respect of a share of Common Stock arising upon a conversion will be settled as provided in Section 5(d).

                           (iv) Each conversion will be deemed to have been
effected at the effective time provided in Section 5(c)(i), and the person in whose name a certificate for shares of Common Stock is to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at such effective time. All shares of Common Stock delivered upon conversion of Series 1996A Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. The shares of Series 1996A Stock so converted will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the shares of Common Stock or, if applicable, other securities, cash or other assets to be issued or distributed as a result of the conversion.

                  (d) Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of shares of Series 1996A Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Series 1996A Stock will be paid in cash (computed to the nearest cent) based on the Current Market Price (as herein defined) of the Common Stock on the Trading Day next preceding the day of conversion. If more than one share of Series 1996A Stock is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Series 1996A Stock surrendered at that time by that holder.



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                 (e) Conversion Price. The "Conversion Price" per share of
Series 1996A Stock will initially be $21.875, and will be adjusted as follows from time to time if any of the events described below occurs:

                           (i) If the Corporation (A) pays a dividend or makes a
distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, or (C) combines its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to that event will be reduced so that the holder of a share of Series 1996A Stock surrendered for conversion after that event will receive the number of shares of Common Stock which the holder would have received if the share of Series 1996A Stock had been converted immediately before the happening of the event (or, if there is more than one such event, if the share of Series 1996A Stock had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this Section 5(e)(i) will become effective immediately after the record date in the case of a dividend or distribution, and will become effective immediately after the effective date in the case of a subdivision or combination. If such dividend or distribution is declared but is not paid or made, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversion which takes place before the readjustment.

                           (ii) If the Corporation issues rights or warrants to
the holders of its Common Stock as a class entitling them to subscribe for or purchase Common Stock at a price per share less than the Conversion Price at the record date for the determination of stockholders entitled to receive the rights or warrants, the Conversion Price in effect immediately before the issuance of the rights or warrants will be reduced in accordance with the equation set forth on Exhibit A hereto, which is hereby incorporated by reference herein. The adjustment provided for in this Section 5(e)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately after each record date. In determining whether any rights or


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warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Conversion Price, and in determining the aggregate sale price of the shares of Common Stock issuable on the exercise of rights or warrants, there will be taken into account any consideration received by the Corporation for the rights or warrants, with the value of that consideration, if other than cash, to be determined by the Board of Directors of the Corporation (whose determination, if made in good faith, will be conclusive). If any rights or warrants which lead to an adjustment of the Conversion Price expire or terminate without having been exercised, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment of the Conversion Price will not affect any conversions which take place before the readjustment.

                           (iii) If the Corporation distributes to the holders
of its Common Stock as a class any shares of stock of the Corporation (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions) or rights or warrants (other than those referred to in Section 5(e)(ii)) to subscribe for or purchase any of its securities, then, in each such case, the Conversion Price will be reduced so that it will equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date for the distribution by a fraction of which the numerator is the Current Market Price of the Common Stock on the record date for the distribution less the then fair market value (as determined by the Board of Directors, whose determination, if made in good faith, will be conclusive) of the stock, evidences of indebtedness, assets, rights or warrants which are distributed with respect to one share of Common Stock, and of which the denominator is the Current Market Price of the Common Stock on that record date. Each adjustment will become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Conversion Price then in effect will be appropriately readjusted. However, a readjustment will not affect any conversions which take place before the readjustment.

                           (iv) If the Corporation issues or sells (or the
Operating Partnership issues or sells) any equity or debt securities which are convertible, directly or indirectly, into or exchangeable for shares of Common Stock ("Convertible Securities") or any rights, options (other than the issuance or exercise after the date hereof of stock options covering no more than 715,400 shares of Common Stock, subject to appropriate adjustment to the extent that the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, or (C) combines its outstanding Common Stock into a smaller number of shares, issued to employees or directors of the Corporation or its subsidiaries under the Corporation's existing employee stock incentive plans) or warrants to purchase Common Stock at a conversion, exchange or exercise price per share which is less than the Conversion Price, unless the provisions of Section 5(e)(ii) or (iii) are applicable, the Corporation will be deemed to have issued or sold, on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they first may be converted, exchanged or exercised, the maximum number of shares of Common Stock into or for which the Convertible Securities may then be converted or exchanged or which are then issuable upon the exercise of the rights, options or warrants immediately prior to the close of business on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they may first be converted, exchanged or exercised, and the Conversion Price shall be adjusted downward as if it were an event covered by
Section 5(e)(v). However, no further adjustment of the Conversion Price will be made as a result of the actual issuance of shares of Common Stock upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants. If any Convertible Securities, rights, options or warrants to which this Section applies are redeemed, retired or otherwise extinguished or expire without any shares of Common Stock having been issued upon conversion, exchange or exercise thereof, effective immediately after the Convertible Securities, rights, options or warrants expire, the Conversion Price then in effect will be readjusted to what it would have been if those Convertible Securities, rights, options or warrants had not been issued. However, a readjustment will not affect any conversion which takes place before the readjustment. For the purposes of this Section 5(e)(iv), (x) the price of shares of Common Stock issued or sold upon conversion or exchange of Convertible Securities or upon exercise of rights, options or warrants will be (A) the consideration paid to the Corporation for the Convertible Securities, rights, options or warrants, plus (B) the consideration paid to the Corporation upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants, with the value of the consideration, if other than cash, to be determined by the Board of Directors of the Corporation (whose determination, if made in good faith, will be conclusive) and (y) any change in the conversion or exchange price of Convertible Securities or the exercise price of rights, options or warrants will be treated as an extinguishment, when the change becomes effective, of the Convertible Securities, rights, options or warrants which had the old conversion, exchange or exercise price and an immediate issuance of new Convertible Securities, rights, options or warrants with the new conversion, exchange or exercise price.

                          (v) If the Corporation issues or sells any Common
Stock (other than on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which Section 5(e)(ii), (iii) or (iv) applies) for a consideration per share less than the Conversion Price on the date of the issuance or sale (or on exercise of options or warrants, for less than the Conversion Price on the day the options or warrants are issued), upon consummation of the issuance or sale, the Conversion Price in effect immediately prior to the issuance or sale will be reduced in accordance with the equation set forth on Exhibit A hereto, which is hereby incorporated by reference herein.

                          (vi) If there is a reclassification or change of
outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Corporation with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Corporation, upon any subsequent conversion of Series 1996A Stock, each holder of the Series 1996A Stock will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the shares of Series 1996A Stock into Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events. In the event that a transaction may be viewed as causing this Section 5(e)(vi) to be applicable and 5(e)(iii) is also applicable, then Section 5(e)(iii) will be applied and this Section 5(e)(vi) will not be applied.

                           (vii) For the purpose of any computation under this
Section 5(e), the "Current Market Price" of the Common Stock on any date will be the average of the last reported sale prices per share of the Common Stock on each of the twenty consecutive Trading Days (as defined below) preceding the date of the computation. The last reported sale price of the Common Stock on each day will be (A) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is not traded or quoted as described in any of clause (A), (B) or (C), the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors. As used with regard to the Series 1996A Stock, the term "Trading Day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

                           (viii) No adjustment in the Conversion Price will be
required unless the adjustment would require a change of at least 1% in the Conversion Price; provided, however, that any adjustments which are not made because of this Section 5(e)(viii) will be carried forward and taken into account in any subsequent adjustment; and provided, further, that any adjustment must be made in accordance with this Section 5 (without regard to this Section 5(e)(viii)) not later than the time the adjustment may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section 5 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                           (ix) Whenever the Conversion Price is adjusted, the
Corporation will promptly send each holder of record of Series 1996A Stock a notice of the adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

                  (f) If any one of the events in Sections 5(e)(i) through 5(e)(vi) occurs, then the Corporation will mail to the holders of record of the Series 1996A Stock, at least 15 days before the applicable date specified below, a notice stating the applicable one of (i) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if no record is to be taken, the date as of which the holders of Common Stock of record who will be entitled to the dividend, distribution or rights or warrants will be determined, (ii) the date on which it is expected the Convertible Securities will be issued or the date on which the change in the conversion, exchange or exercise price of the Convertible Securities, rights, options or warrants will be effective, (iii) the date on which the Corporation anticipates selling Common Stock for less than the Conversion Price on the date of the sale (except that no notice need be given of the anticipated date of sale of Common Stock upon exercise of options or warrants which have been described in a notice to the holders of record of the Series 1996A Stock given at least 15 days before the options or warrants are exercised), or (iv) the date on which the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.

                  (g) (i) The Corporation will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock, for the purpose of effecting conversion of the Series 1996A Stock, the maximum number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series 1996A Stock. For the purposes of this Section 5(g)(i), the number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding shares of Series 1996A Stock will be computed as if at the time of the computation all the outstanding shares of Series 1996A Stock were held by a single holder.

                           (i) Before taking any action which would cause an
adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series 1996A Stock, the Corporation will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the adjusted Conversion Price.

                          (ii) The Corporation will seek to list the shares of
Common Stock required to be delivered upon conversion of the Series 1996A Stock, prior to the delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of delivery.

                  (h) The Corporation will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Series 1996A Stock; provided, however, that the Corporation will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Series 1996A Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

         Section 12.  Status.

                   Upon any conversion, exchange or redemption of shares of Series 1996A Stock, the shares of Series 1996A Stock which are converted, exchanged or redeemed will be reclassified as authorized and unissued shares of Common Stock, and the number of shares of Series 1996A Stock which the Corporation will have authority to issue will be decreased by the conversion, exchange or redemption of shares of Series 1996A Stock, so that the shares of Series 1996A Stock which were converted, exchanged or redeemed may not be re-issued.

         Section 13.  Redemption after Notice of Mandatory Conversion.

                  (a) Notwithstanding anything to the contrary contained in
Section 5(b), each holder of Series 1996A Stock will have the right, exercisable at any time after the Mandatory Conversion Notice Date but prior to the Mandatory Conversion Date, to require the Corporation to redeem any or all the shares of Series 1996A Stock owned of record by the holder, at a redemption price per share (the "Redemption Price") equal to the Redemption Percentage as defined below, multiplied by the sum of (i) Stated Value plus (ii) the sum of all Accrued Dividends with regard to the Series 1996A Stock through the Redemption Date, as herein defined. As used herein, the "Redemption Percentage" shall mean the percentage specified in the following table:




                                                                                Redemption
                                          Redemption Date                       Percentage
                                          ---------------                       ----------

             Section 7.         June 20, 2001 to June 19, 2002                       105
             Section 8.         June 20, 2002 to June 19, 2003                       104
             Section 9.         June 20, 2003 to June 19, 2004                       103
             Section 10.        June 20, 2004 to June 19, 2005                       102
             Section 11.        June 20, 2005 to June 19, 2006                       101
             Section 12.        June 20, 2006 and thereafter                         100

                  (a) In order to exercise a right to require the Corporation to redeem a holder's Series 1996A Stock, the holder must deliver a request for redemption, accompanied by the certificates representing the shares to be redeemed, to the Corporation at any time prior to the Mandatory Conversion Date. If a request for redemption is given with regard to shares of Series 1996A Stock, promptly (but in no event more than five Business Days) after the request for redemption is given to the Corporation, the Corporation will pay the holder cash equal to the Redemption Price of the shares. The date of such payment is referred to herein as the "Redemption Date."

                  (b) (i) If a request for redemption accompanied by the certificates representing the shares to be redeemed is delivered to the Corporation, on the Redemption Date dividends will cease to accrue with regard to the shares of Series 1996A Stock to be redeemed, and at the close of business on that date the holders of those shares will cease to be stockholders with respect to those shares, will have no interest in or claims against the Corporation by virtue of the shares and will have no voting or other rights with respect to the shares.

                           (i) The dividend with respect to a share of Series
1996A Stock which is the subject of a request for redemption delivered on a day which falls between the close of business on a dividend payment Record Date and the opening of business on the corresponding Dividend Payment Date will be payable on the Dividend Payment Date to the holder of record of the share of Series 1996A Stock on the dividend payment Record Date notwithstanding the redemption of the share of Series 1996A Stock after the dividend payment Record Date and prior to the Dividend Payment Date.

                  (c) At such time as there ceases to be in excess of 40,000 shares of Series 1996A Stock outstanding, the Corporation may at its option purchase all of the outstanding shares of the Series 1996A Stock from the holders thereof at a price equal to the greater of (a) 110% of the sum of the Stated Value of such shares together with all Accrued Dividends thereon and (b) the fair market value of such shares, which shall be equal to the fair market value of the Common Stock, as of such date, issuable upon conversion of such shares, together with all Accrued Dividends thereon.

         Section 8. Ranking. Subject to Section 3(b), the shares of Series 1996A Preferred Stock will, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up of the Corporation, rank prior to any other class or series of preferred stock or Common Stock issued by the Corporation.

         Section 9.  Miscellaneous.

                  (a) Except as otherwise expressly provided in these Articles Supplementary, whenever a notice or other communication is required or permitted to be given to holders of shares of Series 1996A Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of the record date or dates determined in accordance with applicable law and with the Charter and Bylaws, as in effect from time to time.

                  (b) Shares of Series 1996A Stock will not have any designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption, other than those specifically set forth herein, in the Charter, and as may be provided under applicable law insofar as any such provision does not conflict with the terms hereof.

                  (c) The headings of the various subdivisions herein are for convenience only and will not affect the meaning or interpretation of any of the provisions herein.

                  (d) Provided that the Corporation's Board of Directors determines that it is appropriate to submit to a vote of the holders of Series 1996A Stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series 1996A Stock may be waived, and any of such provisions of the Series 1996A Stock may be amended, by the approval of holders of at least 66-2/3% of the outstanding shares of Series 1996A Stock, voting separately as a class.

                  (e) Notwithstanding anything to the contrary contained in
Section 3, Section 5 or Section 7 hereof, each holder of Series 1996A Stock hereby agrees that, in determining whether any holder of Series 1996A Stock has
(i) voted to elect any director of the Corporation under Section 3(a), (ii) approved any action of the Corporation under Sections 3(b) or 3(c), (iii) elected to cause the conversion of holder's Series 1996A Stock into Common Stock or other securities or assets under Section 5, (iv) received any notice of the Corporation required by these Articles Supplementary, including without limitation notices required by Section (5)(e)(ix) and Section 5(f), or (v) elected to cause the redemption by the Corporation of such holder's Series 1996A Stock in the circumstances provided in Section 7, Tiger/Westbrook Real Estate Fund, L.P., and Tiger/Westbrook Real Estate Co-Investment Partnership, L.P., each a Delaware limited partnership (together with their respective successors, collectively the "Fund"), shall jointly but not severally have the right to grant or deny any such approvals, make or decline any such elections or receive any such notices with regard to all of the Series 1996A Stock held of record by each such holder and a notice received by the Fund and a document executed by the Fund causing the election of any director under Section 3(a), granting or denying approval to any action by the Corporation under Section 3(c), or electing or declining to the Corporation to effect the redemption of Series 1996A Stock in the circumstances provided in Section 7 shall determine the matter for all holders. Upon written notice by the Fund to the Company, the Fund may, or upon the effectiveness of a registration statement filed with the Securities and Exchange Commission registering the sale of Series 1996A Stock pursuant to which all Series 1996A Stock has been disposed of, the Fund shall relinquish such powers over any or all of the shares of Series 1996A Stock. The foregoing provisions shall be implemented by execution by each holder of Series 1996A Stock of a proxy in favor of WBP I Holding Corp. and WBP II Holding Corp. acting as nominees for the Fund.

         Section 10.  Permissible Distributions.

                   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series 1996A Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

         Section 11.  Severability of Provisions.

                   Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         SECOND: The Series 1996A Stock has been reclassified by the Board of Directors under a power contained in the Charter.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: The undersigned acknowledges these Articles Supplementary to be the act of the Corporation and states as to all matters and facts required to be verified under the oath that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and such statement is made under penalties for perjury.

       IN WITNESS WHEREOF, these Articles Supplementary are executed on behalf of the Corporation by its President and attested by its Secretary this 1st day of July, 1996.

                                             ESSEX PROPERTY TRUST, INC.

                                             By: /s/ Keith Guericke
                                                --------------------------------
                                                   Name: Keith Guericke
                                                        ------------------------
                                                   Title: President
                                                         -----------------------

[SEAL]

Attest:

/s/ Michael Schall
-----------------------------
Name: Michael Schall
     ------------------------
Title:  Secretary

                                   Exhibit A
              to Essex Property Trust, Inc. Articles Supplementary

              ESSEX PROPERTY TRUST - SERIES 1996A PREFERRED STOCK
                         ANTI-DILUTION CONVERSION PRICE

                ADJUSTMENT FORMULA PURSUANT TO SECTIONS 5(e)(ii)
                       AND 5(e)(v) ("ADJUSTMENT FORMULA")

OBJECTIVE:  To keep the Series 1996A Preferred Stock holders' relative ownership percentage of shares constant (as compared to a transaction consummated at the Conversion Price), upon the issuance of a "New Dilutive Security" (see definition below), the then-applicable Conversion Price of the Series 1996A Preferred Stock will be adjusted as follows:


           PRIOR                ANTI-DILUTION            ADJUSTED
     CONVERSION PRICE        ADJUSTMENT FORMULA      CONVERSION PRICE
     ----------------        ------------------      ----------------
        X              x      (A + B + C ) + EX   =         X-
                             ------------------
                              (A + B + C-) + EX-
                                        \__ Must Be Solved for Per Calculation
                                            Included in Example Below
                                            ----------------------------------
        DEFINITIONS:
        -----------

        X - Conversion Price of Series 1996A Preferred Stock prior to issuance of "New Dilutive Security."

        "New Dilutive Security" - A common stock or common stock equivalent issuance at a price below X.

        X- - Conversion Price of Series 1996A Preferred Stock adjusted for issuance of "New Dilutive Security."

        A - The number of common stock equivalent shares outstanding which includes: (i) Common Stock issued and outstanding, (ii) all Dilutive (defined below) convertible securities outstanding, excluding Operating Partnership Units and the Series 1996A Stock and (iii) all Dilutive options issued and outstanding on an as-exercised basis (excluding stock options covering 715,400 shares of Common Stock) prior to issuance of "New Dilutive Security." For purposes of this definition, a security described under (ii) or
             (iii) will be considered "Dilutive" in all subsequent applications of the Adjustment Formula if it triggers the Adjustment Formula upon issuance. Moreover, a security described under (ii) will be considered "Dilutive" if at issuance the security is issued at a premium of 10% or less to the current Market Price of the Common Stock and a security described under (iii) will be considered "Dilutive" if at the time of a calculation under the Adjustment Formula the Common Stock equivalent price of the security reflects a premium of 10% or less to the Current Market Price of the common stock. The Current Market Price is defined herein.

        B - Shares of Common Stock issuable upon conversion of all convertible Operating Partnership Units outstanding prior to issuance of "New Dilutive Security."

        C - Shares of Common Stock issuable upon conversion of all outstanding Series 1996A Stock, assuming the prior Conversion Price, (or X).

        C- - Shares of Common Stock issuable upon conversion of all outstanding Series 1996A Preferred Stock, assuming the adjusted Conversion Price for the New Dilutive Security issuance (or X-).

       EX - "New Dilutive Security" equivalent common shares, assuming the prior Conversion Price, or X

       EX- - "New Dilutive Security" equivalent common shares, based on actual conversion of security

For purposes of any calculation pursuant to this Exhibit A, common stock equivalent shares will be deemed to include the shares of Series 1996A Stock purchased pursuant to the certain Stock Purchase Agreement between the Corporation and the Buyer (as defined therein), dated June 20, 1996, as amended. Any calculation performed prior to the final purchase of shares of Series 1996A Stock pursuant to such Stock Purchase Agreement will be recalculated giving effect to all shares of Series 1996A Stock sold under such agreement as if such shares had been issued and outstanding at all times for purposes of the Adjustment Formula.

EXAMPLE:
-------
- Assume a 2.5 million share common stock issuance at $20/share (the "New Dilutive Security") following an investment of $40 million in Series 1996A Stock at a $21.875 Conversion Price:

SOLUTION:

- Prior to solving for C-, the following table must be created:

                                                                         POST-NEW DILUTIVE          POST-NEW
DILUTIVE
                                                                        SECURITY ISSUANCE AS       SECURITY
ISSUANCE AS
                                           PRE-NEW DILUTIVE           ISSUED AT $20 PER SHARE           IF
ISSUED AT
                                          SECURITY ISSUANCE              AND UNADJUSTED              $21.875
PER SHARE
                                           ----------------          -----------------------
--------------------
                                        # OF SHARES   PERCENTAGE    # OF SHARES   PERCENTAGE         # OF SHARES

%
                                        -----------   ----------    -----------   ----------         -----------

-
SHARE CAPITALIZATION OF COMPANY
Common Stock Equivalent Shares (A)      6,275,000       63.0%       6,275,000       50.4%         6,275,000
    51.2%
Convertible OP Units Outstanding (B)    1,855,000       18.6%       1,855,000       14.9%         1,855,000
    15.1%
1996A Equivalent Common Stock (C)       1,828,571       18.4%       1,828,571       14.7%         1,828,571
    14.9%
New Dilutive Security Shares (EX-/EX)           0        0.0%       2,500,000       20.1%         2,285,714
    18.7%
                                        ---------       -----       ---------       -----         ---------
    -----
TOTAL                                   9,958,571       100.0%      12,458,571      100.0%       12,244,285
   100.0%


- C- is the number of shares of Common Stock into which the outstanding shares of Series 1996A Stock must convert in order to maintain the Series 1996A Preferred Stock holders' ownership percentage at 14.9% (i.e., as if the issuance were done at the Conversion Price prior to the issuance (or X)) given the New Dilutive Security issuance at $20 per common share. To solve for C-, the following calculations must be made:

                                                    # OF COMMON
                                                 EQUIVALENT SHARES
                                                 -----------------
Share Capitalization, post New Dilutive
Security Issuance as issued at $20 per
share and unadjusted                                12,458,571
- (C)                                               (1,828,571)
                                                    ----------
= Share Capitalization less 1996A equivalent
Common Stock                                        10,630,000
/(100%-14.9%) or 100% less ownership holders              85.1%
of Series 1996A Preferred Stock are to maintain
= Total Share Capitalization Required for holders
of Series 1996A Preferred Stock to maintain
ownership percentage at 14.9%                       12,495,592
x Required Buyer ownership percentage
pursuant to above                                         14.9%
= C-                                                 1,865,592

Given C-, one solves for X- as follows:


  Prior                                                                 Adjusted
Conversion             Adjustment Formula                              Conversion
Price or X                                                             Price or X-

$21.875 x       (6,275,000+1,855,000+1,828,571)+($50,000,000/$21.875)      X-
                -----------------------------------------------------
                (6,275,000+1,855,000+1,865,592)+($50,000,000/$20)  =

$21.875 x       98.0%                                              =       X-

                $21.44                                             =       X-

Proof of Calculation:   POST-NEW DILUTIVE SECURITY
                           ISSUANCE AS ISSUED AT
                            $20 PER SHARE AND
                                AS ADJUSTED
                         -------------------------
                                        # OF SHARES     %
                                       -----------     -----
SHARE CAPITALIZATION OF COMPANY
Common Stock Equivalent Shares (A)      6,275,000       50.2%
Convertible OP Units Outstanding (B)    1,855,000       14.8%
1996A Equivalent Common Stock (C-/C)    1,865,592       14.9%
New Dilutive Security Shares (EX-/EX)   2,500,000       20.0%
                                       ----------      ------
TOTAL                                  12,495,592      100.0%